Exhibit 99

 Snap-on Incorporated Appoints W. Dudley Lehman, Group President for
          Kimberly-Clark Corporation, to Board of Directors

    KENOSHA, Wis.--(BUSINESS WIRE)--May 29, 2003--W. Dudley Lehman, Group President - Infant and Child Care for Kimberly-Clark Corporation, has been appointed to the board of directors of Snap-on Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment.
    Mr. Lehman, 51, joined Kimberly-Clark in 1976 and held various marketing and business management positions in the company before being named to his present position in 1995. He was elected an executive officer of Kimberly-Clark in 1999. In his current role as group president, Mr. Lehman leads the infant and child care businesses on a global basis. He is also responsible for Kimberly-Clark's consumer marketing support functions.
    "We are very pleased that Dudley Lehman has joined our board," said Dale F. Elliott, Snap-on chairman, president and chief executive officer. "He brings extensive experience with brand management, marketing and innovative product development. His strong background will benefit Snap-on as we continue to leverage our brands and channels across the globe."
    The appointment of Mr. Lehman increases the Snap-on board to 11 members.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a worldwide, $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,800 people.

    CONTACT: Snap-on Incorporated
             Media contact:
             Richard Secor, 262/656-5561
             or
             Investor contact:
             Bill Pfund, 262/656-6488
             www.snapon.com